Exhibit 3.3

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

CHINA BROADBAND, INC.

1.           Designation.  This series of Preferred Stock shall be designated as the “Series B Preferred Stock.”

2.           Authorization.  China Broadband, Inc. (the “Company”) shall have the authority to issue 6,000,000 shares of the Series B Preferred Stock, par value US$0.001 per share, of the Company (the “Series B Preferred Stock”).  Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series B Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors (the “Board”) of the Company.

3.           Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) on a parity with any other series of Preferred Stock hereafter established by the Board, and (b) prior to the Company’s Common Stock, par value $0.001 per share (“Common Stock”).

4.           Dividend Provisions.  The Series B Preferred Stock is only entitled to receive dividends when and if declared by the Board.

5.           Liquidation Preference.

(a)           Upon the occurrence of a Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share (the “Liquidation Preference”) equal to $0.50, as may be adjusted from time to time plus all accrued, but unpaid dividends, whether declared or not.

(b)           If, upon the occurrence of a Liquidation Event, the assets and funds of the Company legally available for distribution to stockholders by reason of their ownership of stock of the Company shall be insufficient to permit the payment to such holders of Series B Preferred Stock, of the full aforementioned Liquidation Preference, then the entire assets and funds of the Company legally available for distribution to stockholders by reason of their ownership of stock of the Company shall be distributed ratably among the holders of Series B Preferred Stock.

(c)          For purposes of this Section 4, a “Liquidation Event” is any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series B Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

6.           Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into ten (10) fully paid and nonassessable shares of Common Stock.

(b)          Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practicable thereafter and in any event within three business days after such notice, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten public offering of the Company’s Common Stock, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s Common Stock pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such public offering.

(c)          Conversion Adjustments.  The number of shares issuable upon conversion of Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon conversion of Series B Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately increased.  In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the number of shares of Common Stock issuable upon conversion of Series B Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(ii)           Adjustments for Stock Dividends and Other Distributions.  In the event the Company makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Company not made on a pro rata basis) payable in property or in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted for in this Section 6 in connection with a dividend, then and in each such event the holders of Series B Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Company that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event.

(iii)           Adjustments for Reorganizations, Reclassifications or Similar Events.  If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such shares of Series B Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

(iv)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series B Preferred Stock.

(d)          No Impairment.  The Company will not go through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company pursuant to this Section 6, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(e)          Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f)           Status of Converted or Contributed Shares.  In case any shares of Series B Preferred Stock are converted into Common Stock pursuant to this Section 6 or are contributed back to the Company (through repurchase or otherwise) after the date such shares of Series B Preferred Stock were first issued, all such shares so converted or contributed shall, upon such conversion or contribution, be cancelled and shall not be issuable by the Company.  The Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Company’s Series B Preferred Stock

(g)          Limitations and Restrictions on Conversion.  The Company shall not effect any conversion of Series B Preferred Stock, and no holder of Series B Preferred Stock shall have the right to convert any portion of their Series B Preferred Stock, pursuant to Section 6(a) or otherwise, to the extent that after giving effect to such conversion, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion unless such holder shall have, in its sole discretion, elected to increase such amount to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder of Series B Preferred Stock (together with such holder’s affiliates) shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the holder’s Series B Preferred Stock beneficially owned by such holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder of Series B Preferred Stock or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  To the extent that the limitation contained in this section applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such holder of Series B Preferred Stock) and of which a portion of such holder’s Series B Preferred Stock is convertible shall be in the sole discretion of such holder. To ensure compliance with this restriction, such holder will be deemed to represent to the Company each time it delivers written notice the Company in accordance with Section 6(b) with respect to the conversion of Series B Preferred Stock that such holder has not violated the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  For purposes of this Section 6(g), in determining the number of outstanding shares of Common Stock, a holder of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in a Company filing with the U.S. Securities and Exchange Commission, a public announcement by the Company, or any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  The provisions of this Section 6(g) may be waived by a holder with respect to the Series B Preferred Stock held by such holder, upon not less than sixty-one (61) days’ prior notice to the Company, and the provisions of this Section 6(g) shall continue to apply until such 61st day (or such later date, as determined by such holder).

7.           Voting Rights.  Except as provided in Section 8 hereof, and except for any other matters brought before the holders of Series B Preferred Stock for a vote of the holders of Series B Preferred Stock as a separate class, the holders of Series B Preferred Stock shall not be entitled to vote on matters submitted to a vote of the shareholders of the Company.  Without limiting the generality of the foregoing, the holders of the Series B Preferred Stock shall not be entitled to vote on an as converted basis with the holders of the Company’s Common Stock.

8.           Amendments. The terms, conditions, rights and preferences contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class.

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IN WITNESS WHEREOF, the foregoing Certificate of Designation has been duly executed on behalf of the Company by the undersigned on July __, 2010.

China Broadband, Inc.

By:	/s/
Marc Urbach
President

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION